Exhibit 99.1

www.angieslist.com

Angie's List Reports First Quarter 2016 Results

•	Company on track to remove reviews paywall by summer of 2016

•	Revenue of $83.9 million for the first quarter of 2016 as compared to $83.5 million for the first quarter of 2015

•	Adjusted EBITDA[1] of $4.8 million for the first quarter of 2016 as compared to $8.6 million for the first quarter of 2015

•	Net loss of $4.0 million[2] for the first quarter of 2016 as compared to net income of $4.4 million for the first quarter of 2015

•	Year over year growth in participating service providers, total contract value, traffic and first-year membership renewal rates

INDIANAPOLIS — April 20, 2016 — Angie’s List, Inc. (NASDAQ: ANGI) today announced financial results for the quarter ended March 31, 2016.

“We made good progress preparing for the strategic and operational shift in our business,” said Scott Durchslag, President and Chief Executive Officer of Angie's List. “The rollout of our technology platform, AL 4.0, is on schedule, and we are on track to remove the reviews paywall by this summer.”

“Our freemium offering, which is being piloted in some top markets, continues to perform robustly, with logins, searches, contract value and reviews each up compared with our control markets,” Durchslag continued. “These encouraging results give us confidence that our upcoming nationwide freemium rollout will drive a re-acceleration of our business.”

“We are also focused on stabilizing our core business during this time of change,” continued Durchslag. “Our overall first quarter revenue was flat year over year as we continued to face headwinds on member and advertising revenue. Adjusted EBITDA1 declined from a year ago due largely to non-recurring expenses and investments in our initiatives to reignite revenue growth. On a more positive note, we sequentially grew our total number of service providers and our backlog of contract value, and our total site traffic increased approximately 25% in the first quarter of 2016 from the year-ago quarter.”

“While turnarounds take time, we are approaching a key inflection point in our business as we make major progress toward introducing our new freemium business model.”

1 Adjusted EBITDA is a non-GAAP financial measure.

2 Includes a $3.5 million contingent liability recorded during the quarter related to pending litigation.

Key Operating Metrics

Three months ended	March 31, 2016	March 31, 2015	Change
Total paid memberships (end of period)	3,309,166	3,103,367	7%
Gross paid memberships added (in period)	188,242	229,987	(18)%
First-year membership renewal rate (in period)	73%	71%	2 pts
Average membership renewal rate (in period)	75%	75%	flat
Participating service providers (end of period)*	54,864	54,341	1%
Total service provider contract value (end of period, in thousands)	$267,302	$263,349	2%
Total service provider contract value backlog (end of period, in thousands)	$165,360	$165,600	—%

* We include in participating service providers the total number of service providers under contract for advertising, e-commerce or both at the end of the period.

Market Cohort Analysis

	Pre-2003		2003-2007		Post-2007		Total
	March 31,		March 31,		March 31,		March 31,
	2016	2015	2016	2015	2016	2015	2016	2015
Number of Markets	10	10	35	35	208	208	253	253
Average Revenue/Market	$8,011,151	$7,696,718	$6,200,540	$5,851,214	$226,773	$211,270	$1,360,866	$1,287,367
Average Marketing Expense/Market	$1,272,695	$1,367,509	$1,339,087	$1,437,514	$117,678	$126,499	$332,300	$356,917

Membership Revenue/Paid Member	$24.42	$30.89	$22.71	$27.83	$14.47	$15.66	$20.89	$25.18
Service Provider Revenue/Paid Member	105.59	110.87	100.92	103.33	42.04	42.03	86.49	88.47
Total Revenue/Paid Member	$130.01	$141.76	$123.63	$131.16	$56.51	$57.69	$107.38	$113.65

Total Paid Memberships	640,384	592,037	1,815,927	1,694,950	852,855	816,380	3,309,166	3,103,367
Estimated Penetration Rate*	17%	16%	13%	13%	12%	12%	14%	13%
Annual Membership Growth Rate	8%	20%	7%	19%	4%	16%	7%	18%
Cohort table presents financial and operational data for the twelve months ended March 31, 2016 and 2015.

* Demographic information used in penetration rate calculations is based on third-party studies we commissioned in December 2015 and March 2015, respectively. According to these studies, the number of U.S. households in our target demographic was 27 million for each of the periods ended December 31, 2015 and March 31, 2015.

First Quarter Results
Revenue
Total revenue for the first quarter of 2016 was $83.9 million compared to $83.5 million in the year-ago period, driven by higher service provider revenue, which increased 2% to $67.5 million, offset by a decline in membership revenue of 6% to $16.3 million from a year ago.

The growth in service provider revenue, which includes both advertising and e-commerce revenue, quarter over quarter was largely the result of higher service provider revenue per average participating service provider and service provider contract value. These gains were partially offset by the impact of near-term reductions in average e-commerce take rates in previous periods as well as revenue losses attributable to the ongoing migration to our new technology platform.

The decline in membership revenue quarter over quarter is primarily the result of a 12% decrease in membership revenue per average paid member attributable to tiered pricing, which has reduced average membership fees. The Company added 188,242 gross paid memberships in the period, a decline from gross paid member additions of 229,987 in the year-ago quarter.

Operating Expenses
Operations and support expense was $12.2 million, a decrease from $14.0 million in the year-ago quarter, attributable to quarter over quarter reductions in compensation and personnel-related costs and credit card processing fees.

Selling expense was $27.8 million, down from $28.3 million in the year-ago quarter, due primarily to lower headcount. The total number of employees in the sales organization declined 7% year over year, resulting in reduced selling compensation and personnel-related costs.

Marketing expense, which now includes the marketing costs that were previously classified in general and administrative expense, was $19.1 million, an increase from $18.8 million in the year-ago quarter, attributable to increases in marketing outsourced services expenditures and compensation and personnel-related costs quarter over quarter, partially offset by a decrease in advertising spend over the same time period.

Product and technology expense was $10.0 million, an increase from $8.4 million in the year-ago period, largely attributable to headcount increases.

General and administrative expense was $18.0 million, an increase from $8.7 million in the year-ago period, driven by period over period increases in outsourced services expenditures and compensation and personnel-related costs as well as a $3.5 million one-time contingent liability recorded during the quarter related to pending litigation.

Net Income (Loss)
Net loss for the quarter was $4.0 million compared to net income of $4.4 million in the year-ago quarter, attributable to higher operating expenses, including the aforementioned contingent legal liability recorded in general and administrative expense.

Adjusted EBITDA1
Adjusted EBITDA1 was $4.8 million for the period, down from adjusted EBITDA1 of $8.6 million in the year-ago period.

Cash
Cash provided by operations for the first quarter was $9.2 million. At March 31, 2016, the balance of cash, cash equivalents and investments was $59.1 million.

Business Outlook
The Company reiterated its full year guidance for revenue of $345 million to $355 million and adjusted EBITDA1 of $31 million to $35 million.

1 Adjusted EBITDA is a non-GAAP financial measure.

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2016	December 31, 2015

	(Unaudited)
Assets
Cash and cash equivalents	$35,352	$32,599
Short-term investments	23,718	23,976
Accounts receivable, net	16,212	17,019
Prepaid expenses and other current assets	22,106	19,026
Total current assets	97,388	92,620
Property, equipment and software, net	81,970	77,635
Goodwill	1,145	1,145
Amortizable intangible assets, net	1,857	2,011
Total assets	$182,360	$173,411

Liabilities and stockholders’ deficit
Accounts payable	$9,556	$10,525
Accrued liabilities	34,926	20,287
Deferred membership revenue	29,965	32,702
Deferred advertising revenue	48,480	48,930
Current maturities of long-term debt	2,250	1,500
Total current liabilities	125,177	113,944
Long-term debt, net	55,542	56,134
Deferred membership revenue, noncurrent	3,424	3,742
Deferred advertising revenue, noncurrent	482	640
Other liabilities, noncurrent	1,218	1,332
Total liabilities	185,843	175,792
Stockholders’ deficit:
Common stock	67	67
Additional paid-in-capital	278,347	275,445
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(258,178)	(254,174)
Total stockholders’ deficit	(3,483)	(2,381)
Total liabilities and stockholders’ deficit	$182,360	$173,411

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015

	(Unaudited)
Revenue
Membership	$16,334	$17,339
Service provider	67,522	66,204
Total revenue	83,856	83,543
Operating expenses
Operations and support	12,209	13,998
Selling	27,832	28,292
Marketing	19,115	18,829
Product and technology	10,034	8,416
General and administrative	18,047	8,726
Total operating expenses	87,237	78,261
Operating income (loss)	(3,381)	5,282
Interest expense, net	616	912
Income (loss) before income taxes	(3,997)	4,370
Income tax expense	7	10
Net income (loss)	$(4,004)	$4,360

Net income (loss) per common share — basic and diluted	$(0.07)	$0.07

Weighted-average number of common shares outstanding — basic and diluted	58,614	58,517

Non-cash stock-based compensation expense
Operations and support	$31	$20
Selling	279	11
Marketing	106	61
Product and technology	309	196
General and administrative	2,302	1,968
Total non-cash stock-based compensation expense	$3,027	$2,256

Reconciliation of net income (loss) to Adjusted EBITDA
Net income (loss)	$(4,004)	$4,360
Income tax expense	7	10
Interest expense, net	616	912
Depreciation and amortization	1,675	1,590
Non-cash stock-based compensation expense	3,027	2,256
Contingent liabilities and adjustments	3,500	(480)
Adjusted EBITDA	$4,821	$8,648

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2016	2015

	(Unaudited)
Operating activities
Net income (loss)	$(4,004)	$4,360
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,675	1,590
Amortization of debt discount, deferred financing fees and bond premium	167	171
Non-cash stock-based compensation	3,027	2,256
Non-cash loss on disposal of long-lived assets	153	—
Changes in certain assets:
Accounts receivable	807	(700)
Prepaid expenses and other current assets	(3,080)	(4,117)
Changes in certain liabilities:
Accounts payable	(490)	6,075
Accrued liabilities	14,609	10,732
Deferred advertising revenue	(608)	2,991
Deferred membership revenue	(3,055)	(2,112)
Net cash provided by operating activities	9,201	21,246

Investing activities
Purchases of investments	(4,071)	(3,120)
Sales of investments	4,320	2,835
Property, equipment and software	(904)	(1,116)
Capitalized website and software development costs	(5,489)	(6,754)
Intangible assets	(122)	(93)
Net cash (used in) investing activities	(6,266)	(8,248)

Financing activities
Proceeds from exercise of stock options	2	—
Taxes paid on behalf of employees related to net share settlement	(127)	—
Payments on capital lease obligation	(57)	(54)
Net cash (used in) financing activities	(182)	(54)
Net increase in cash and cash equivalents	$2,753	$12,944
Cash and cash equivalents, beginning of period	32,599	39,991
Cash and cash equivalents, end of period	$35,352	$52,935

Conference Call Information
The Company will host a conference call today, April 20, 2016, at approximately 8:30 AM (ET) to discuss the quarterly financial results with the investment community. A live audio webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using passcode 85488464 through April 25, 2016.

About Angie’s List
Angie’s List helps facilitate happy transactions between more than three million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of 10 million verified reviews of local service, Angie's List connects consumers directly to its online marketplace of services from member-reviewed providers and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States ("GAAP"), we disclose in this press release financial information that was not prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation expense, contingent liabilities and adjustments and non-cash long-lived asset impairment charges, as applicable. We use Adjusted EBITDA internally in analyzing our financial results and determined to disclose this measure to investors as we believe it will be useful to them, as a supplement to GAAP measures, in evaluating our operating performance relative to our industry sector and competitors. We believe that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We have significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in Adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to our management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than we do. We have provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure herein.

Forward-Looking and Cautionary Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, "will", “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates, financial results, our plans and objectives for future operations, changes to our business model, growth initiatives or strategies (including, but not limited to, merger and acquisition activity), profitability plans or the expected outcome or impact of pending or threatened litigation. There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Risks and uncertainties may affect the accuracy of forward-looking statements.
For a discussion of these factors and other risks and uncertainties that may affect our business or cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Investor Relations:	Public Relations:
Leslie Arena	Cheryl Reed
317-808-4527	317-396-9134
lesliea@angieslist.com	cherylr@angieslist.com